EXHIBIT D

The name and principal occupation or employment, which in the case of Paramount Capital Asset Management, Inc. is located at 787 Seventh Avenue, 48th Floor, New York, New York, 10019, of each executive officer and director of Aries Fund is as follows:

PRINCIPAL OCCUPATION                              NAME
OR EMPLOYMENT                                     ----
-------------

Paramount Capital Asset Management, Inc.          Investment Manager

MeesPierson (Cayman) Limited                      Administrator
P.O. Box 2003
British American Centre
Phase 3, Dr. Roy's Drive
George Town, Grand Cayman

Exhibit B is hereby incorporated by reference.

Item 2.

During the five years prior to the date hereof, the above person (to the best of Aries Fund's knowledge) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Additionally, during the five years prior to the date hereof, the above person (to the best of Aries Fund's knowledge) has not been a party to a civil proceeding, of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

Please refer to Items 3-6 herein reporting the beneficial ownership.


                                       14